SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2002

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(Commission File Number)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Item 5. Other Information
Item 7. Exhibits
SIGNATURES
EXHIBIT 99(a)
EXHIBIT 99(b)
EXHIBIT 99(c)
EXHIBIT 99(d)

Item 5. Other Information

Settlement Stipulation on Remaining Issues of Washington Electric Rate Case

On May 31, 2002, Avista Corporation (Avista Corp. or the Company), the staff of the Washington Utilities and Transportation Commission (WUTC), the Public Counsel Section of the Washington Attorney General’s Office and the Industrial Customers of Northwest Utilities reached a settlement stipulation resolving all remaining issues in Avista Corp.’s Washington electric rate case. The parties have requested that the WUTC approve the settlement to become effective by July 1, 2002. The Company’s press release and the settlement stipulation are filed as exhibits 99(a) and 99(b), respectively.

The settlement provides for no incremental rate increase to Avista Corp.’s Washington electric customers. The settlement stipulation requests that WUTC-approved rate increases totaling 31.2 percent (25 percent surcharge approved in September 2001 and a 6.2 percent increase approved in March 2002) be restructured to reflect the Company’s ongoing costs of providing service to customers. If approved by the WUTC, 19.3 percent (or $45.7 million in annual revenues) of the rate increase would be assigned to base retail rates and contribute to earnings, reflecting resolution of the Company’s general rate increase request, including recovery of costs associated with additional generating plants being placed into service. The remaining 11.9 percent (or $28.2 million in annual revenues) of the rate increase would be used to continue to recover allowable deferred power costs over a period projected to extend through 2007.

Included in the issues resolved by the settlement stipulation is the establishment of an Energy Recovery Mechanism (ERM), similar to the power cost adjustment mechanism Avista Corp. already has in place in Idaho. The ERM will allow Avista Corp. to adjust electric rates up or down over time to reflect changes in power supply-related costs. As proposed, Avista Corp. will absorb or benefit from the first $9 million annually of power supply cost differences above or below the amount included in base retail rates. Ninety percent of the power supply cost differences exceeding the initial $9 million would be deferred for later rebate or surcharge to customers.

Financings

On May 21, 2002, the Company entered into a committed line of credit with various banks in the total amount of $225 million expiring on May 20, 2003 replacing the $220 million committed line of credit that expired on May 29, 2002. Under this committed line of credit, the Company may have up to $50 million in letters of credit outstanding. The Company’s obligation under the committed line of credit is secured with first mortgage bonds in the amount of the commitment.

In 1997, Avista Receivables Corp. (ARC), formerly known as WWP Receivables Corp., was formed as a wholly owned, bankruptcy-remote subsidiary of the Company for the purpose of acquiring or purchasing interests in certain accounts receivable, both billed and unbilled, of the Company. On May 29, 2002, ARC, the Company and a third-party financial institution entered a three-year agreement that is renewable each year whereby ARC can sell without recourse, on a revolving basis, up to $100 million of those receivables.

The Company’s press release disclosing these financing arrangements is filed as exhibit 99(c) hereto.

Federal Energy Regulatory Commission (FERC) Order

On June 4, 2002, the FERC issued an order to Avista Corp. and three other companies requiring these companies to show cause within ten days as to why their authority to charge market-based rates should not be revoked. The FERC order does not apply to Avista Energy, the energy trading and marketing subsidiary of Avista Corp. In this order, the FERC alleges that Avista Corp. failed to respond fully and accurately to a data request made on May 8, 2002. Further Information about this FERC investigation can be found in the Company’s Current Report on Form 8-K filed on May 28, 2002. Avista Corp. will do everything possible to cooperate with the FERC in this process to provide a complete and accurate response. Avista Corp.’s press release in response to the issuance of this order is filed as exhibit 99(d) hereto.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at the Company’s Internet address is not part of this Current Report or any other report filed by the Company with the Securities and Exchange Commission.

Item 7. Exhibits

99(a)	Press Release dated June 3, 2002.

99(b)	Settlement Stipulation between Avista Corp., the Staff of the WUTC, the Public Counsel Section of the Attorney General’s Office and the Industrial Customers of Northwest Utilities.

99(c)	Press Release dated June 5, 2002.

99(d)	Press Release dated June 5, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: June 6, 2002	/s/ Jon E. Eliassen
Jon E. Eliassen Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)